Exhibit 99.2
Capital Trust Q4 and Year End ‘09 Earnings Call
March 3, 2010
10:00 AM ET

Operator:
Hello and welcome to the Capital Trust fourth quarter and year-end 2009 results conference call. Before we begin, please be advised that the forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy, the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of the subsequent events or circumstances. There will be a Q&A session following the conclusion of this presentation and at that time, I will provide instructions for submitting a question to management. I will now turn the call over to Mr. Steve Plavin, CEO of Capital Trust. Please go ahead sir.

Steve Plavin:	Thank you. Good morning everyone. Thank you for joining us and for your interest in Capital Trust.

With me are Geoff Jervis, our Chief Financial Officer and Tom Ruffing our Chief Credit Officer and Head of Asset Management.

Last night we reported our results for the fourth quarter and the full year and filed our 10K. CT reported a net loss of $390 million or $17 and $0.41 per share for the fourth quarter and $576 million or $25 and $0.76 per share for the full year. The losses were largely the result of loan loss provisions and impairments of $399 million for the quarter and $607 million for the year. Geoff will run you through the detailed numbers, but continued weak property level performance, particularly with hotels and office buildings, was the primary driver behind the increase in provisions and impairments.

Despite some promise in the overall economy, the prognosis for commercial real estate remains uncertain. Industry-wide, loan delinquencies continue to rise and property cash flows remain under intense pressure. The recovery in hotel room rates and office building leasing has not taken hold in most markets. And the degree of comeback necessary for most loans originated in 2006 and 2007 continues to increase as property cash flows further deviate from original expectations. Many of the loans from those vintages will be unable to sufficiently recover by maturity to achieve a repayment or even an extension absent a painful restructuring and are being kept afloat by low Libor.

Our fourth quarter and full year results reflect the challenges of loans and securities originated at or near the peak of the market. We expect challenging conditions to persist for the next several quarters.

In addition to our provisions and impairments, in the fourth quarter, we added three loans totaling $74 million to our loan watchlist which now totals $312 million. When combined with our securities watchlist of $165 million, total watchlist assets stood at $477 million at year-end.

Despite the current, difficult market conditions, a recovery is inevitable and pricing for high quality buildings, loans and securities has already improved. And while the smaller banks continue to struggle with their commercial real estate exposure, the larger banks are already in the early stages of trying to restart their conduit operations. But new debt levels will not be sufficient to retire much of the $1.5 trillion of property financing that comes due between now and 2013, even with the anticipated improvement in property operations and capital markets. There is still much pain left to be taken in commercial real estate.

This pain will lead to new investment opportunities for vehicles like our CT Opportunity Partners Fund. Our CT High Grade Partners II Fund, which has a more conservative investment strategy, has been an active participant in the gradual re-emergence of the CMBS market, in which the newly created loans and bonds have been very conservatively structured and rated.

We continue to aggressively work our balance sheet portfolio and repaid over $130 million of recourse debt since our restructuring closed in March 2009. That debt reduction exceeded our target and enabled us to qualify for the extension to March 2011 of our repurchase agreements and syndicated credit facility.

Including our balance sheet assets and all of our third-party managed vehicles; we now manage over $4.5 billion of commercial real estate loans and securities. As a rated special servicer, we are now named on $2.5 billion of loans and have begun to market our workout capabilities to subordinate holders of floating-rate, securitized mortgage loans.

We have a strong team that continues to perform at a very high level. I would like to particularly commend Geoff Jervis and Tom Ruffing who have both stepped up tremendously since I became CEO following John Klopp’s resignation on December 1, 2009.

And with that, I will turn it over to Geoff to run you through the fourth quarter financials.

Geoffrey Jervis: Thank you Steve and good morning everyone.

As Steve mentioned, last night we reported results for the fourth quarter, recording a net loss of $390 million or $17.41 per share.

The net loss for the quarter was primarily the result of $399 million of reserves and impairments that we took against our loan and securities portfolios. Specifically, we recorded credit loss provisions of $369 million against our loan portfolio, comprised of $377 million of provisions against 12 loans, offset by the recapture of an $8.4 million provision previously taken against a loan that was sold post quarter end. We also recorded net credit-related impairments of $31 million on six securities.

Exclusive of credit provisions and impairments, operating income was $8.9 million or 40 cents per share during the period. The primary component of this quarter’s operating income was,
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Net interest margin of $9.8 million, down $100,000 from last quarter and $4.4 million from the fourth quarter of 2008, with the reduction due to asset level non performance, loan and security repayments, and lower LIBOR.

...other components of operating income were...
•	Other revenues of $3.2 million, primarily management fees, that were flat from Q3.

•	Other expenses of $3.7 million, down $1.9 million from the prior quarter, due primarily to lower compensation costs, and

•	a $662,000 loss from equity investments, as we picked up changes, primarily non cash, in the capital accounts at two of our private equity funds in which we have co-investments.

It is important to note that CT’s liabilities include provisions for amortization, in addition to those related to principal repayments. In the fourth quarter, we redirected $8.3 million of income to our CDOs and repurchase agreements through net interest margin sweeps, as well as $1.25 million of scheduled amortization on our unsecured facility.

Turning to the investment management business, our wholly owned subsidiary, CT Investment Management Co., or CTIMCO, recorded total third party revenues of $3.2 million for the quarter and $13.4 million for the year. In addition to managing its parent, Capital Trust, CTIMCO operates 6 third party private equity vehicles, two of which, CT Opportunity Partners I and CT High Grade Partners II, are currently investing and have over $766 million of uncalled capital. CTIMCO also earns revenue as a CDO collateral manager, and as a special servicer.

Over to the balance sheet,
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Cash at quarter end was $28.0 million, down $600,000 from September 30th. Under the terms of our March debt restructuring, our only “financial” covenant requires maintenance of a minimum cash balance of $7 million, a test that we complied with this quarter. Cash represents the primary source of CT’s liquidity and is earmarked to meet the Company’s unfunded commitments that include $4.9 million on its loan portfolio and $17.8 million to its private equity fund co-investments.

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At quarter end, our Securities portfolio was comprised of 73 securities with a total net book value of $715 million. Fourth quarter activity included $6 million of paydowns and $27 million of impairments. In total, we have 11 impaired securities in the portfolio with total gross book value of $146 million and total impairments of $118 million. In addition, we have 19 securities with a total book value of $165 million on our watch list.

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Over to Loans, net book value of our loan portfolio was $1.2 billion, down $424 million from last quarter, primarily as a result of the quarter’s reserve activity of $369 million plus full and partial repayments of $56 million. Reserves and allowances this quarter include $172 million taken against 2 of our loan participations sold. These loan participations did not qualify as sales under GAAP and remain on our books as both assets and liabilities until the underlying loans incur realized losses or are repaid. Excluding these participations, our net provision for loan losses was $197 million taken against 11 separate loans. In total, the Company has 21 loans totaling $627 million of gross book value with recorded reserves of $478 million. The Company’s loan watch list, comprised of performing loans of concern that do not carry credit reserves, included 10 loans with a total book balance of $312 million.

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In the loans held for sale account, we completed the sale of a $12 million loan that was previously classified as held-for-sale. Separate from that loan sale, we classified another loan as held for sale. Subsequent to quarter end, this loan was also sold for its carrying value.

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Equity investments in unconsolidated subsidiaries reflects our co-investments in certain of our investment management funds. The balance is comprised of a small remaining position in CT Mezzanine Partners III, and our $25 million co-investment in CT Opportunity Partners I, of which we have funded $7.2 million to date. Differences between our fundings and the carrying value of this account are almost exclusively due to the pick up of non cash fair value adjustments at the fund. The fund carries its assets and liabilities at fair value, as opposed to amortized cost, with periodic changes in these values flowing though the fund’s income statement — changes that we pick up under the equity method of accounting.

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On the liability side, we continued to reduce borrowings under our repurchase agreements, with total outstanding balances at quarter end of $450 million, down $42 million from September 30th (and down approximately $130 million since the closing of the restructuring) in March of 2009. As a result, on March 1st of this year, we made the final payment necessary to qualify for the one-year extension provided for under our March 2009 restructuring, extending the maturity of all our repurchase obligations to March 2011.

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Looking at our CDOs, the balances were reduced by $27 million during the quarter due to the application of collateral principal proceeds and interest income redirection. As discussed on previous calls, 3 of our 4 CDOs have cash flow redirection provisions that have cut off cash flow to the classes of our CDOs that we own, redirecting the cash flow to hyperamortize the senior most securities in these structures.

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Our senior credit facility balance declined slightly, as mandatory amortization payments exceeded capitalized interest provisions. This facility was also restructured in March of last year in order to be co-terminus with the repurchase agreements. As such, the facility maturity date automatically extended to March 2011 when we extended the repurchase facilities.

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Our junior subordinated notes, also restructured earlier in 2009, continue to accrete to their restructured face balance of $144 million. These debentures carry an interest rate of 1% through 2012, reverting back to their prior coupon schedule thereafter until maturity in 2036.

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Interest rate hedge liabilities decreased by less than $4 million from quarter to quarter with the change in value picked up as an increase to equity. While the $31.0 million hedge liability is a significant balance sheet item, the majority of this exposure is in our non recourse CDOs.

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Finally, our shareholders equity account ended the quarter at a deficit of $169 million, a decrease of $382 million from September 30th — driven by the loan loss reserves and securities impairments recorded during the period. As I mentioned earlier, a portion of the reserves, $172 million, is attributable to participations sold and, absent these reserves, book value would have been $3 million for the Company at quarter end.

With that, I will turn it back to Steve.

Steve Plavin:	Thank you, Geoff. Kate, please open the call for any questions that anybody might have.

Operator:
Thank you and at this time, if you would like to ask a question, please press the “star” and “one” on your touchtone phone. Once again, if you would like to ask a question, please press the “star” then “one” on your touchtone phone. You may withdraw yourself from the queue at any time by hitting the “pound” key and we’ll pause for a moment to allow questions to enter the queue. We’ll take our first question from the line of Joshua Barber from Stifel Nicolaus, please go ahead.

Dave Fick:	Hi, it’s actually Dave Fick here with Josh. Do any of your credit agreement extensions require you to maintain a positive GAAP book value?

Geoff Jervis:	No. The only financial covenant is the $7 million cash covenant.

Dave Fick:	Okay and can you review — I know you just went through your CDO status and the one — CDO III is the one that’s still cash flowing, where are the primary covenants at this point with that?

Geoff Jervis:	CDO III doesn’t have OC and IC covenants if that’s what you were referring to. It just has redirection provisions for collateral that’s deemed impaired.

Dave Fick:	That’s individual collateral by individual collateral?

Geoff Jervis:	That’s right.

Dave Fick:	Okay and what are your other sources of cash flow?

Geoff Jervis:	Other sources of cash flow beyond...?

Dave Fick:	The management...

Geoff Jervis:	The management fees and interest income?

Dave Fick:	Right.

Geoff Jervis:	From a cash flow standpoint, other sources would be principal repayments on the book.

Dave Fick:	Right. Any asset sales planned at this point?

Geoff Jervis:	No, we have nothing held for sale after adjusting for the loan held for sale that was sold post quarter end.

Dave Fick:	Okay and what was the prior impairment taken on that loan?

Geoff Jervis:	There was an impairment of a couple million dollars taken against that loan and that loan was then sold for very close to face value.

Dave Fick:
Within your funds management business, do you have significant additional drawings available there, number one and number two, what do you think the current status is of those commitments in terms of investor willingness to fund?

Geoff Jervis:
Well, those commitments are alive and we believe that all the investors are willing to fund. We’ve had several capital fundings in both of the live funds over the last twelve-month period. I am sorry, I forget the first part of your question, David?

Dave Fick:
What do you have left to do there? I mean I guess what I’m trying to get to is how active are you being viewed as in the broker community right now. Are you seeing deals and are you able to commit capital?

Steve Plavin:
David, this is Steve Plavin. Yes, we’re actively trying to originate investments for both of our funds. We originated over $120 million in the fourth quarter and we’re active with all the traditional sources of business.

Dave Fick:	How much do you have left in your current funds and what are you thinking about additional funds?

Steve Plavin:	We have in excess of $700 million of capital remaining to invest in our two live funds.

Dave Fick:	Okay and you’d have to do that before you could go raise any new money I assume or you have most of it committed?

Steve Plavin:	That is our current plan. Yes.

Dave Fick:	Okay, great. Thank you.

Steve Plavin:	You’re welcome.

Operator:	Thank you and we’ll take our next question from the line of Mark DeVoe. Please go ahead

Mark DeVoe:
Yes. I’m a private shareholder. Steve, is there any way that you being the new captain on board here, that you can provide a little more communication on your activities between quarters? This morning, your stock just nosedived I mean almost 20% and it’s just a show of a bit of a lack of communication to shareholders. I mean your whole plan here is to get out of this hole but if we don’t know what you’re doing other than these quarter calls, there’s no way that a shareholder can prepare either to exit or enter into your vehicles. So I’m just — can you share a little bit more about how you’re going to go forward with a better job of communicating to your shareholders because right now, the share value is just — I mean that’s what’s keeping you guys afloat frankly.

Steve Plavin:
We intend to continue our current policy of quarterly earnings calls and quarterly opportunities for Q&As at the conclusion of the calls and we’ll press release and 8-K those events that happened within the quarter that we feel are appropriately handled in that way.

Mark DeVoe:	So basically, you’re just ignoring the fact that there could be successes and failures during your quarter and you just don’t want to communicate those out to your shareholders?

Steve Plavin:	We have an articulated strategy in terms of how we’re going to communicate to the public and that is the strategy that we intend to continue to pursue.

Mark DeVoe:	Are you happy with the fact that your share value of your company has gone down quite a bit today? I mean as CEO, does that make you proud?

Steve Plavin:	No. I would prefer that the share value increase.

Mark DeVoe:
Okay, so with that, it sounds like your share value has been artificially inflated since your last quarter report and now, it’s crashed within less then 24 hours. Is that something that you typically like to see?

Geoff Jervis:
Mark, if I may, our job here is to communicate to the shareholders and I understand that obviously, there’s a lot of news that comes out on a quarterly basis and I think what we try and do is we try and give indications of the magnitude of issues that the company faces, in particular looking at the watch list of loans, giving detail on the provisions, et cetera. With respect to the stock pricing, we’ve been frustrated throughout this company’s history since 1997 in trying to be predictors and managers of the stock price and I think our focus is on maximizing the collection on our assets and managing our liabilities. If the communication process isn’t frequent enough for the shareholders, I think that that is unfortunate and something that, to the extent that there is any material activity inner- quarter, we will certainly make sure that it is disseminated to the market through an 8-K or press release or otherwise.

Operator:
Thank you and once again, if you would like to ask a question, you can do so by pressing “star” then “one” on your touchtone phone. We’ll go ahead and take a follow-up question from Joshua Barber from Stifel Nicolaus, please go ahead.

Dave Fick:
Yes, Dave Fick again. Just following up on that, I mean you just said you’re frustrated by your share price but in a quarter where your book value drops by something like, what was it, $17.00 or something, you now have negative book value, isn’t it appropriate for your stock to trade close to zero? What is the business case that you would make right now that there is any positive true value in your corporate entity?

Steve Plavin:
I think that we continue to have a strong franchise value. We continue to expand our assets under management and we continue to work our assets and try and improve the overall collections in our portfolio. It’s up to the market to decide where our stock is going to trade.

Dave Fick:
Clearly, you had the mark-to-market and deal with impairments that now, at least from a book perspective, have you at negative valuation and I guess the business case is you try to silo that off. You let your CDOs, which are non-recourse, burn off over time and your investment management business becomes the thing that investors should look at in terms of positive value?

Steve Plavin:	We will continue to work the balance sheet assets in addition to trying to expand the fees that come from our investment management business.

Dave Fick:
So do you anticipate, despite the accounting requirements, to take significant impairments that you may actually have a recovery scenario that puts some of them back in the positive territory or gets you back to a positive real book value?

Geoff Jervis:
I think that recoveries are possible. We, however, are required to follow the GAAP regime in terms of impairments and provisions. It’s very difficult to predict what’s going to happen on our loans and securities as we go forward.

Dave Fick:	Okay. Look, I know [crosstalk].

Steve Plavin:	I can assure you that we are all over them in terms of — from an asset management standpoint — trying to maximize collection on all of our assets.

Dave Fick:
Thank you and if it helps, just from a sort of impartial viewer’s perspective, we do think you guys are working your butts off and you’re doing the best that can possibly be done in a very tough set of circumstances and we don’t think you’re trying to hide from asking hard questions. Thank you.

Geoff Jervis:	Thanks, I appreciate that.

Operator:	Thank you and one more time, if you have a question, please press “star” then “one” on your touchtone phone. It appears that we have no more questions at this time.

Steve Plavin:	Thank you everyone for joining and we look forward to communicating with you next quarter.

Operator:	That concludes today’s conference. You may disconnect at this time.
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